FOR IMMEDIATE RELEASE

CONTACT
Leonard Osser, Chairman and CEO
MILESTONE SCIENTIFIC INC.
(973) 535-2717; (973) 535-2829 (Fax)
Web site: www.milesci.com
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                            MILESTONE SCIENTIFIC INC.
                   COMMENCES TRADING ON THE OTC BULLETIN BOARD

LIVINGSTON, NEW JERSEY, SEPTEMBER 1, 2006 -- MILESTONE SCIENTIFIC INC. (OTCBB:
MLSS), which develops, manufactures, and markets 'intelligent' computer controlled injection systems for medical and dental markets, today announced that its common stock will commence trading on the National Association of
Securities Dealers' Over-The-Counter Bulletin Board (OTCBB) under the symbol
"MLSS" on September 1, 2006, following the suspension of trading on the American
Stock Exchange at the open of trading on September 1, 2006. The Company's warrants will trade on the OTC Bulletin Board under the symbol "MLSSW".

ABOUT MILESTONE SCIENTIFIC, INC.

MILESTONE SCIENTIFIC INC. is the developer, manufacturer and marketer of
CompuMed(R) and CompuDent(R) computer controlled injection systems. These systems comprise a microprocessor controlled drive unit as well as The Wand(R)
handpiece, a single patient use product that is held in a pen-like manner for injections. The Company also sells the SafetyWand(R), which incorporates engineered sharps injury protection features to aid in the prevention of accidental needlesticks. Milestone has also developed proprietary consumer
(Ionic White(TM)) and professional (CoolBlue(TM)) teeth whitening systems that were introduced to the market in 2005.

In 2001, Milestone Scientific received broad United States patent protection on an enabling technology for computer controlled, pressure sensitive infusion, perfusion, suffusion and aspiration, which provides real time displays of pressures, fluid densities and flow rates, that advances the delivery and removal of a wide array of fluids. Development of this CompuFlo technology is currently underway.

The Company is headquartered in Livingston, New Jersey, and its common stock trades on the American Stock Exchange under the symbol "MSS".

This press release contains forward-looking statements regarding the timing and financial impact of the Milestone's ability to implement its business plan, expected revenues and future success. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Milestone's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in Milestone's periodic filings with the Securities and Exchange
Commission, including without limitation, Milestone's Annual Report on Form
10-KSB for the year ended December 31, 2005. The forward looking-statements in this press release are based upon management's reasonable belief as of the date hereof. Milestone undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

                   For additional information, please contact:
                      Leonard Osser, CEO, at (973) 535-2717